AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 5, 1995 by and among Hampshire Group, Limited, a Delaware corporation ("Hampshire"), The Winona Knitting Mills, Inc., a Minnesota corporation (the "Company") and Pete and Joyce Woodworth, individuals (the "Principal Shareholders").

                              W I T N E S S E T H:

WHEREAS, the Board of Directors of Hampshire and the Company have approved the acquisition of the Company by Hampshire;

WHEREAS, the Board of Directors of Hampshire and the Company have approved the merger of the Company into Hampshire (the "Merger"), upon the terms and subject to the conditions set forth herein; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 (a) of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and mutual agreements herein set forth, the parties hereby agree as follows:

DEFINITIONS.

As used herein the following terms shall have the following meanings:

"Accounts Receivable" shall mean all accounts and notes receivable of the Company;

"Berwick" shall mean Berwick Knitwear Division;

"Berwick Goodwill" shall mean the portion of the purchase price paid by the Company for the Berwick assets in excess of the fair market value of such assets, not to exceed $50,000;

"Berwick Property" shall mean the real property, buildings, fixtures and improvements located at 232 South Poplar Street, Berwick, Pennsylvania, as more particularly described in Exhibit A.

"Business Day" shall mean any day which is not a Saturday or a Sunday or a day on which banks in the State of Delaware are authorized or required by law to close;

"Chatfield Mortgage" shall mean the mortgage dated February 27, 1987 made in favor of Merchants in the original principal amount of $104,000 and encumbering only the property located at 54-60 Chatfield Street, Winona, Minnesota.

"Closing Date" shall mean the first Business Day on which the Closing can occur in compliance with Rule 14c-2 of the Exchange Act or such other date as the parties shall mutually agree upon in writing;

"Company Goodwill" shall mean the portion of the purchase price paid by Hampshire in the Winona merger in excess of the fair market value of the Winona assets as of the purchase date;

"Contracts" shall mean, collectively, the Purchase Orders, Sales Orders, Employment and Labor Agreements and Other Contracts, including, without limitation, those described in Section 5.15 hereto;

"Convertible Preferred Stock" means the preferred stock issued to the Principal Shareholders pursuant to Section 3.1, a form of which is annexed hereto as Exhibit B.

"Employment and Labor Agreements" -- See Section 5.21 (a).

"Environmental, Health or Safety Laws" --- Section 5.23;

"Equipment and Machinery" shall mean any and all of the machinery and equipment, including, but not limited to, sewing machines and other machines, hand tools, tooling, owned or used by the Company in the design, marketing and distribution of Products, or located at or on the Premises, including, without limitation, those items listed on Schedule 5.10, annexed hereto and made a part hereof, and in which the Company had any rights, title or interest as of the Closing Date, plus additions thereto through the Closing Date, and all of the replacement parts for any of the foregoing in which the Company had or shall have as of such dates any rights, title or interest, together with all information, patents, drawings, manuals and data relating to the operation of the machinery and equipment and the manufacture of Products and any rights of the Company in and to the warranties and licenses, if any, received from manufacturers and vendors of the aforesaid items and any related claims, credits, rights of recovery and set-off with respect to the Equipment and Machinery;

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

"Exchange Act" shall mean the Securities Exchange Act of 1934;

"Files and Records" shall mean all files and records, whether in hard copy or magnetic format, of the Company, including, without limitation, the following types of files and records: customer and supplier files, equipment maintenance records, equipment warranty information, plant plans, specifications and drawings, equipment drawings, trade secrets and customer specifications and all files relating to employees of the Company, correspondence with national, state and local governmental agencies relating to the Company and related files and records of the Company;

"Financial Statements" means the audited balance sheets of the Company as of December 31, 1994 and the related statements of operations, shareholders' equity and cash flows for the year then ended, together with reports thereon of McGladery & Pullen, independent auditors and the unaudited balance sheets of the Company as of March 4, 1995 and the related statements of operations for the period then ended.

"Finished Inventory" shall mean the Company's inventory of finished Products on Purchase Date, plus additions thereto through the Closing Date, including such finished Products in transit and held at contractors;

"GAAP" shall mean United States generally accepted accounting principals;

"Government" shall mean any agency, division, subdivision, audit group or procuring office of the federal and any state or local government in the United States or any foreign government, including the employees or agents thereof;

"Hampshire Notes" shall mean the promissory notes of Hampshire in the forms of Exhibit C and Exhibit D hereto;

"Hazardous Material" shall mean any element, substance or material defined as hazardous or toxic pursuant to CERCLA, 42 U.S.C. 9601 et seq. or the Clean Water Act, 33 U.S.C. 1321 et seq. (and any regulations promulgated pursuant to these statues); any hazardous waste as defined under the Solid Waste Disposal Act, 42 U.S.C. 6921 or the Clean Water Act (and any regulations promulgated pursuant to these statues); and hazardous air pollutant listed under the Clean Air Act, 42 U.S.C. 7412 et seq. (any regulations promulgated pursuant thereto); and any imminently hazardous chemical substance or mixture defined or identified within the Toxic Substance Control Act; 15 U.S.C. 2606 (and any regulations promulgated pursuant thereto); petroleum or petroleum products, natural gas, urea formaldehyde insulation, friable asbestos or asbestos containing material and polychlorinated biphenyl in excess of 50 parts per million.

"Intangible Assets" shall mean all intangible personal property rights, including, without limitation, all rights on the part of the Company to proceeds of any insurance policies and all claims on the part of the Company for recoupment, reimbursement and coverage under any insurance policies, and all goodwill of the Company;

"Intellectual Property" shall mean all letters patent, patent qualifications, trademarks, service marks, trade names, brands, private labels, copyrights, know-how, trade secrets and licenses and rights with respect to the foregoing that the Company owns or possesses the rights to use, including, without limitation, all Intellectual Property listed on Schedule 5.11;

"La Crescent Mortgages" shall mean (x) the mortgage dated December 29, 1988 made by the Principal Shareholders in favor of Merchants in the original principal amount of $180,000 and (y) the mortgage dated June 19, 1989 made by the Principal Shareholders in favor of Merchants in the original principal amount of $72,847, each encumbering the La Crescent Property.

"La Crescent Property" shall mean the real property, buildings, fixtures and the improvements located at 190 Main Street, La Crescent, Minnesota, all as more particularly described in Exhibit E.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien (statutory or other) deed of trust, title defect, easement, encroachment, covenant running with the land or conditional sale agreement;

"Main Plant Property" shall mean the real property, buildings, fixtures and improvements located at 902 East Second Street, Winona, Minnesota, and the parking lot adjacent thereto, all as more particularly described in Exhibit F.

"Merchants" shall mean The Merchants National Bank of Winona, a national banking association.

"Other Contracts" shall mean all Equipment and Machinery leases, and all indentures, loan agreements, security agreements, partnership or joint venture agreements, license agreements, service contracts, and commission agreements, suretyship contract, letters of credit, reimbursement agreements, distribution agreements, contracts or commitments limiting or restraining the Company from engaging or competing in any lines of business or with any person, firm or corporation, documents granting the power of attorney with respect to the affairs of the Company, agreements not made in the ordinary course of the business of the Company, options to purchase any assets or property rights of the Company, working capital maintenance or other forms of guaranty agreements, and all other agreements to which the Company is a party, but excluding Employment and Labor Agreements, Purchase Orders, and Sales Orders;

"Other Inventory" shall mean all samples, work-in-process and raw materials relating to the design, manufacture and distribution of Products, and packaging and empty cartons, located on the Premises and held at contractors on the Purchase Date, for use in connection with the operations, plus additions thereto through the Closing Date, in which the Company had or shall have any rights, title or interest, together with any rights of the Company to the warranties received from vendors with respect to such inventory and any related claims, credits, rights of recovery and set-off with respect thereto.

"Outlying Building Property" shall mean the real property, buildings, fixtures and the improvements located at 121 Steuben Street and 54-60 Chatfield Street, Winona, Minnesota and any parking lots adjacent thereto, all as more particularly described in Exhibit G.

"Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Government;

"Products" shall mean the products manufactured and/or distributed by the Company as of the Closing Date (including, but not limited to, any product necessary and useful for the performance of any Contract);

"Purchase Date" shall mean as of 12:01 A.M. Eastern Standard Time, March 4,
1995;

"Purchase Orders" shall mean all of the Company's outstanding purchase orders, contract or other commitments to suppliers of goods and services for materials, supplies or other items;

"Sales Orders" shall mean all of the Company's sales orders, contracts or other commitments to purchasers of goods and services;

"SEC" shall mean the Securities and Exchange Commission;

"Taxes" shall mean for all purposes of this Agreement all taxes however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any governmental body, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes and other obligations of the same or a similar nature, whether arising before, on or after the Closing; and "Tax" shall mean any one of them;

"Tax Returns" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental body in connection with the determination, assessment, collection or administration of any Taxes;

"WARN" shall mean the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C., 2101-2109, and the regulations promulgated thereunder;

"Winona Knitting Mills Division" shall have the meaning ascribed to such term in
Section 1.1 herein; and

"Winona NIBT" shall mean the operating income of Winona Knitting Mills Division, after giving effect to (i) all bonuses to the Winona/Berwick management group and employees, (ii) acquisition interest incurred in the Company's acquisition of the assets of Berwick Knitwear, Inc., and (iii) amortization of Berwick Goodwill, but without giving effect to (i) acquisition interest incurred in Hampshire's acquisition of the Company, (ii) amortization of Company Goodwill
(iii) any management fees paid to Hampshire or any of its affiliates;

1.  THE MERGER.

1.1. The Merger. Upon the terms and subject to the conditions hereof, on the Closing Date (or as soon as practicable thereafter), the Company shall be merged into Hampshire in compliance with the provisions of the Delaware General Corporation Law (the "DGCL") and the Minnesota Corporations Law (the "MCL") and the separate existence of the Company shall thereupon cease. Hampshire shall be the surviving corporation in the Merger and the operations of the Company shall continue as a division of Hampshire (the "Winona Knitting Mills Division").

1.2. Effective Date of the Merger. The parties hereto shall file properly executed Articles of Merger with the Secretary of State of the State of Minnesota and properly executed Certificate of Merger with the Secretary of State of the State of Delaware, which filings shall be made on the Closing Date (or as soon as practicable thereafter).

1.3. State Law. On the Closing Date, the Merger shall have the effects set forth herein and the effects set forth in Section 252 of the DGCL and Section 302A.651 of the MCL.

2. THE SURVIVING CORPORATION

2.1. Certificate of Incorporation. The Certificate of Incorporation of Hampshire shall be the Certificate of Incorporation of the surviving corporation after the Closing Date, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

2.2. By-Laws. The By-laws of Hampshire as in effect on the Closing Date shall be the By-laws of the surviving corporation and thereafter may be amended in accordance with their terms and as provided by law and this Agreement.

2.3. Board of Directors; Officers. The directors and officers of Hampshire immediately prior to the Closing Date shall be the directors and officers of the surviving corporation until their respective successors are duly elected and qualified.

3. MERGER VALUE.

3.1. Payment of Purchase Price. The aggregate value of the consideration deliverable by Hampshire in the Merger (the "Merger Value") shall be:

          (i) $2,197,338 in cash on the Closing Date deliverable by wire transfer of immediately available funds to the Principal Shareholders' account designated at least two Business Days prior to the Closing Date by the Principal Shareholders;

          (ii) the Contingent Payment (s) (as described below);

          (iii) the Hampshire Notes in the principal amounts of $1,019,188 and $230,812;

          (iv) Convertible Preferred Stock having a stated value of $1,550,000; and

          (v) 231,114 shares (subject to Section 3.5 herein), of common stock of Hampshire, $0.10 par value per share plus additional shares, if any, delivered pursuant to Section 3.5 (the "Hampshire Shares").

3.2. Contingent Payment (s). In the event that Winona NIBT in one or more of the years 1996, 1997 or 1998 exceeds $1,000,000 as determined by Hampshire's independent auditors, Hampshire shall pay to the Principal Shareholders in respect of each such year in which Winona NIBT exceeds $1,000,000, and amount (a "Contingent Payment") as follows:

          i) for 1996, an amount equal to 33.33% of Winona NIBT in excess of $1,000,000;

          ii) for 1997, an amount equal to 26.67% of Winona NIBT in excess of $1,000,000; and

          iii) for 1998, an amount equal to 20% of Winona NIBT in excess of $1,000,000.

Each Contingent Payment shall be paid to the Principal Shareholders within 120 days of fiscal year end respecting the year for which the Contingent Payment was calculated. Each Contingent Payment shall be paid to the Principal Shareholders 50% in cash and 50% in common stock of Hampshire (the "Contingent Shares"); the Contingent Shares shall be valued for this purpose at the average closing price of Hampshire common stock as quoted on NASDAQ, or, if such stock were not to be traded on NASDAQ then on such exchange as it shall be traded, for the sixty business days immediately preceding the date the Contingent Payment is made. The operation of San Francisco Knitworks ("SFK") shall be included in the calculation of Winona NIBT for each such year (accounted for in a manner consistent with that used by SFK for the prior year), but any loss of SFK shall not be deducted therefrom. Notwithstanding the above, in no event shall Hampshire pay, in the aggregate, more than $1,333,333 pursuant to this Section 3.2.

3.3. Certificate Legend. The certificates representing the Hampshire Shares shall bear the following legend:

"The shares of stock represented by this Certificate are subject to the terms of an Agreement and Plan of Merger dated as of June 5, 1995 between and among Hampshire Group, Limited, The Winona Knitting Mills, Inc., Pete Woodworth and Joyce Woodworth (the "Merger Agreement"), including, without limitation, certain rights of set-off in favor of the issuer.

The shares of stock represented by this Certificate have not been registered under the Securities Act of 1933, as amended, (the "Act") and may not be transferred unless a registration statement has been declared effective with respect to such shares, except in a transaction which, in the opinion of counsel to the issuing company qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder. Subject to Section 3.5 of the Merger Agreement, the shares of stock represented by this Certificate are subject to an absolute restriction on sale for two (2) years from issue."

3.4. Restriction on Sale of Shares. Subject to Section 3.5 herein, each of the Principal Shareholders agrees not to sell or transfer the Hampshire Shares (other than to each other or to one or more of either of their children, so long as such transferee remains subject to the restrictions set forth in this Section 3.4) for a period of two (2) years from the Closing Date.

3.5. Additional Hampshire Shares. (a) If on the second anniversary of the Closing Date (the "Determination Date"), the average bid/asked price of Hampshire common stock as reported by NASDAQ for the sixty days preceding the Determination Date is less than $10.00 per share, Hampshire shall within five Business Days provide to the Principal Shareholders the number of shares (based on the average bid/asked price of such stock as reported by NASDAQ for the sixty days preceding the Determination Date) necessary so that the value of such shares together with the shares of Hampshire common stock delivered on the Closing Date equals $2,311,140. Notwithstanding the above, the number of additional Hampshire Shares to be delivered subject to this Section 3.5 shall not exceed 231,114.

(b) Notwithstanding the above, at any time prior to the Determination Date and upon 20 days notice to the Principal Shareholders, Hampshire may, at its sole discretion, accelerate the Determination Date (the "New Determination Date") and give to the Principal Shareholders the number of shares of Hampshire common stock necessary so that the value of such shares together with the shares of Hampshire common stock delivered on the Closing Date equals $2,311,140 as of the New Determination Date; provided, however, that if Hampshire elects to accelerate the Determination Date, as of the New Determination Date, the Principal Shareholders may require the Company to register all of the Hampshire Shares which registration will eliminate the restriction on transfer and sale set forth in Section 3.4 herein.

3.6. Registration Rights. (a) Hampshire agrees to provide, at its expense (excluding any underwriting fees and discounts, if any) for registration of the Hampshire Shares delivered pursuant to this Section 3 and all of the common stock of Hampshire issuable upon conversion of the Convertible Preferred Stock on any registration statement (other than a registration on Form S-4 or S-8) that Hampshire files under the Securities Act of 1933, as amended.

(b) Upon the demand of the Principal Shareholders pursuant to Section 3.5 (b) herein, Hampshire agrees to provide, at its expense (excluding any underwriting fees and discounts, if any) for registration of the Hampshire Shares delivered pursuant to Section 3.5 (b) by filing of any registration statement (other than a registration on Form S-4 or S-8) under the Securities Act of 1933, as amended.

(c) The Principal Shareholders and Hampshire shall provide standard indemnification to each other with respect to any registration of the Hampshire Shares pursuant to Section 3.6 (a) or (b).

3.7. Conversion of Shares. On the Closing Date, by virtue of the Merger and without any action on the part of any holder of any common stock of the Company:

(a) Cancellation of Shares. All shares of common stock of the Company ("Company Common Stock") which are held by the Company or any subsidiary of the Company, shall be canceled.

(b) Conversion Numbers. Each share of Company Common Stock issued and outstanding immediately prior to the Merger (except shares subject to Section
3.7 (a) shall be converted into the pro-rata portion of the Merger Value.

3.8. Shareholders' Approval. The Company has taken all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to have this Agreement and the transaction contemplated hereby approved by the holders of capital stock of the Company.

3.9. Closing of the Company's Transfer Books. On the Closing Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. In the event that, after the Closing Date, Certificates are presented to Hampshire, they shall be canceled and exchanged for the pro-rata portion of the Merger Value as provided in
Section 3.1.

3.10. Assistance in Consummation of the Merger. Each of Hampshire, the Company and the Principal Shareholders shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Merger Agreement.

4.  CLOSING.

The closing under this Agreement (the "Closing") shall take place at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York, at 1:30 P.M., Eastern Standard Time, on the Closing Date.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS.

The Principal Shareholders and the Company hereby jointly and severally represent and warrant to Hampshire as follows:

5.1. Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

5.2. Qualification to Do Business. Except as set forth on Schedule 5.2, the Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction (other than the State of Incorporation) in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary except where such failure to be so qualified would not have a material adverse effect on the business of the Company.

5.3. Authorization and Validity of Agreement. The Principal Shareholders and the Company have all requisite power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company or shareholders of the Company are necessary to authorize and approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed by the Principal Shareholders and the Company and constitutes the Principal Shareholders' and the Company's valid and binding obligation, enforceable against the Principal Shareholders and the Company in accordance with its terms.

5.4. No Conflict or Violation. The execution, delivery and performance by the Principal Shareholders and the Company of this Agreement do not and will not violate or conflict with any provision of the Certificate or Articles of Incorporation or By-laws (or equivalent documents) of the Company and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Principal Shareholders or the Company is a party or by which any of them is bound or to which any of their properties or assets is subject, nor result in the creation or imposition of any Lien upon any of the property of the Principal Shareholders or the Company, nor result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits.

5.5. Consents and Approvals. Except as set forth in schedule 5.5 hereto, the transactions contemplated hereby do not require any consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation.

5.6. Financial Statements. The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis, (ii) present fairly the financial condition of the Company as of their date, and (iii) are complete, correct and in accordance with the books of account and records of the Company.

5.7. Absence of Certain Changes or Events.

(a) Except as set forth in Schedule 5.7, since December 31, 1994, there has not been:

          (i) any material adverse change in the business, operations, properties, assets or condition (financial or other) of the Company, or any event that has had a material adverse effect on the foregoing, and no factor or condition exists and no event has occurred that would be likely to result in any such change;

          (ii) any material loss, damage, destruction or other casualty to the Company's property (whether or not insured) ;

          (iii) any change in any method of accounting or accounting practice of the Company; or

          (iv) any loss of the employment, services or benefits of any key employee.

(b) Since December 31, 1994, the business of the Company has been operated in the ordinary course consistent with past practice and, except as set forth in
Schedule 5.7, neither the Principal Shareholders nor the Company has:

          (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) relating to the operations of the Company except in the ordinary course of business consistent with past practice;

          (ii) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of the Company's property;

          (iii) mortgaged, pledged or subjected to any Lien any of the Company's property (including, without limitation, any Leased Property (as defined below), except for Liens for taxes not yet due and payable;

          (iv) sold or transferred any of the assets of the Company or canceled any debts or claims or waived any rights material to the business of the Company, except in the ordinary course of business consistent with past practice;

          (v) disposed of any patents, trademarks or copyrights or any patent, trademark or copyright application used in the operations of the business of the Company;

          (vi) defaulted on any obligation relating to the operations of the business of the Company;

          (vii) entered into any transaction material to the business of the Company, except in the ordinary course of business consistent with past practice;

          (viii) written down the value of any Inventory or written off as uncollectible any Accounts Receivable except to the extent reflected in the Financial Statements;

          (ix) granted any increase in the compensation or benefits of employees of the Company other than increases in accordance with past practice not exceeding 5% or entered into any employment or severance agreement or arrangement with any of them;

          (x) made any capital expenditure in excess of $10,000, or additions to property, plant and equipment used in the operations of the business of the Company other than ordinary repairs and maintenance;

          (xi) laid off any employees;

          (xii) discontinued sale of any Products or Product line or program;

          (xiii) incurred any obligation or liability for the payment of severance benefits;

          (xiv) paid any dividend on or with respect to the capital stock of the Company; or

          (xv) entered into any agreement or made any commitment (including any guarantee) to do any of the foregoing.

5.8. Tax Matters. Except as set forth in Schedule 5.8, all Tax Returns required to be filed before the Closing Date in respect of the Company have been (or will have been by the Closing Date) filed, and the Company has (or will have by the Closing Date) paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has (or will have by the Closing Date) adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing Date for which tax returns have not yet been filed. All Taxes of the Company have been paid or adequately provided for and the Principal Shareholders know of no proposed additional tax assessment against the Company not adequately provided for in the December 31, 1994 Balance Sheet. In the ordinary course, the Company makes adequate provision on its books for the payment of Taxes (including for the current fiscal period) owed by the Company.

5.9. Absence of Undisclosed Liabilities. The Company does not have any indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the Financial Statements other than liabilities as shall have been incurred or accrued in the ordinary course of business since the date thereon. Except as shown on the Financial Statements, the Company is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

5.10. Equipment and Machinery. Except as set forth in Schedule 5.10, as of the date of this Agreement, the Company has good title, free and clear of all title defects and objections, Liens (other than the Lien of current property taxes and assessments not in default, if any) to the Equipment and Machinery and all other personal properties and assets owned by it and the Company has a valid leasehold interest in all Equipment and Machinery and all other personal properties and assets leased by it. None of the title defects, objections or Liens (if any) listed in Schedule 5.10 adversely affects the value of any of the items of Equipment and Machinery or interferes with its use in the conduct of the Company's business. Except as set forth in Schedule 5.10, the Company holds good and transferable leaseholds in all of the Equipment and Machinery leased by it, in each case under valid and enforceable leases. The Company is not in default with respect to any item of Equipment and Machinery purported to be leased by it, and no event has occurred that constitutes or with due notice or lapse of time or both may constitute a default under any lease thereof. The Equipment and Machinery is sufficient and adequate to carry on the Company's business as presently conducted and as proposed by the Company to be conducted, and all items thereof are in good operating condition and repair.

5.11. Intellectual Property; Intangible Assets.

(a) Schedule 5.11 sets forth a complete and correct listing of the Intellectual Property. Except as described in Schedule 5.11, all Intellectual Property listed therein is owned by the Company, free and clear of all Liens and is not known to be the subject of any challenge. As of the date hereof, except as described in
Schedule 5.11, there are no unresolved claims made and there has not been communicated to the Company or the Principal Shareholders the threat of any claim that the holder of such Intellectual Property is in violation or infringement of any service mark, patent, trademark, trade name, trademark or trade name registration, copyright or copyright registration of any other Person. The Company is the owner of the patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formula and other proprietary and trade rights necessary for the conduct of the Company's business as now conducted, and without any known conflict with the rights of others, and the Company has not forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formula or other proprietary right necessary for the conduct of its business as conducted on the date hereof. The Company owns or has the right to use all computer software, software systems and databases and all other information systems necessary for the operation of its business except as such failure to own or possess the right to use would not be material.

(b) Schedule 5.11 sets forth a true and complete list of all of the Intangible Assets and a summary description of each such item. There is no restriction affecting the use of any of the Intangible Assets, and no license has been granted with respect thereto. Each of the Intangible Assets is valid, is not currently being challenged, is not involved in any pending or threatened administrative or judicial proceeding, and does not conflict with any rights of any other Person, firm or corporation. The Company's rights in and to the Intangible Assets are sufficient and adequate in all respects to permit the conduct of the Company's business as now conducted and as proposed to be conducted, and none of the products or operations of the Company's business involves any infringement of any proprietary right of any other Person except as would not be material.

5.12. Licenses and Permits. Schedule 5.12 sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Company by the Government of the United States, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the "Licenses and Permits"), and all pending applications therefor. Such list contains a summary description of each such item and, where applicable, specifies the date issued, granted or applied for, the expiration date and the current status thereof. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all respects to permit the continued lawful conduct of the Company's business in the manner now conducted and as proposed to be conducted, and none of the operations of the Company are being conducted in a manner that violates any of the terms or conditions under which any License and Permit was granted. Except as set forth in Schedule 5.12, no such License and Permit will be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

5.13. Compliance with Law. Except as set forth in Schedule 5.13, (and only with respect to matters that are not material, to the Company's and the Principal Shareholders' knowledge), the operations of the Company (including, without limitation, its operation of the Leased Properties) have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Company and its assets, properties and operations (including, without limitation, its operation of the Leased Properties), including, without limitation, all such laws, regulations, orders and requirements promulgated by or relating to consumer protection, equal opportunity, health, environmental protection, conservation, architectural barriers to the handicapped, fire, zoning and building, occupation safety, product safety, pension and securities matters. Except as set forth in Schedule 5.13, the Company has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign. Neither the Principal Shareholders or the Company have knowledge of any proposed change in any such laws, rules or regulations (other than laws of general applicability) that would materially and adversely affect the Company or its business (including, without limitation, its operation of the Leased Properties) or the transactions contemplated by this Agreement.

5.14. Litigation. Except as set forth in Schedule 5.14, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best knowledge of the Principal Shareholders or the Company, threatened, before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Principal Shareholders or the Company or any of the Company's officers, directors, employees or agents involving, affecting or relating to the Company's business (including, without limitation, its operation of the Leased Properties), or the transactions contemplated by this Agreement, nor is any basis known to the Principal Shareholders or any of the Company's directors or officers for any such action, suit, proceeding or investigation. Schedule 5.14 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. The Company is not subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that affects or might affect the Company's business (including, without limitation, its operation of the Leased Properties) or that would or might interfere with the transactions contemplated by this Agreement.

5.15. Contracts.

(a) Schedule 5.15 sets forth a complete and correct list and a summary description of all Contracts (as in effect on the date hereof)

(b) Each Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof. Except as set forth in Schedule 5.15, the Company has performed all obligations required to be performed by it to date under each Contract, and the Company is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the best knowledge of the Principal Shareholders and the Company and except as set forth in Schedule 5.15, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Principal Shareholders have delivered to Hampshire true and complete originals or copies of all the Contracts.

(c) Except as set forth in Schedule 5.15, with respect to each Contract, the Company has complied with and expects to comply with all material terms thereof, all certifications and representations of the Company with respect thereto and all statutes and regulations applicable thereto.

5.16. Receivables. Except as set forth in Schedule 5.16, all notes and accounts receivable payable to or for the benefit of the Company reflected on the December 31, 1994 Balance Sheet, or acquired by the Company after the date thereof and before the Closing Date, have been collected or are (or will be) current and collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with prior practice) carried (or to be carried) on the books of the Company, and are not subject to any counterclaims or set-offs.

5.17. Inventories. Inventories are stated at the lower of cost or market - cost is determined using the first-in, first-out ("FIFO") method. Quantities on hand or in process do not exceed normal requirements of the Company's business and all excess inventory has been reduced to realizable value less cost of distribution and normal gross margin. All Products manufactured by or for the Company or sold by the Company from and after January 1, 1992, including, without limitation, the Finished Inventory, have been manufactured in accordance with all applicable customer specifications and standards and are fit for the end use for which they were or hereafter are purchased. The Other Inventory is of a type and quality usable and sellable in the ordinary course of business.

5.18. Employee Plans.

(a) Schedule 5.18(a) sets forth all pension, savings, retirement, health, insurance, severance and other employee benefit or fringe benefit plans or practices maintained or contributed to by the Company (collectively referred to herein as the "Plans"). With respect to the Plans, the Company has delivered to Hampshire copies of: (i) the plan documents, and, where applicable, related trust agreements, and any related agreements which are in writing; (ii) summary plan descriptions; (iii) the most recent Internal Revenue Service determination letter relating to each Plan for which a letter of determination was obtained;
(iv) to the extent required to be filed, the most recent Annual Report (Form 5500 Series and accompanying schedules of each Plan and applicable financial statements) as filed with the Internal Revenue Service; (v) audited financial statements; and (vi) actuarial reports, if any.

(b) Except as set forth in Schedule 5.18(b): (i) each Plan conforms to, and its administration is in compliance with, all applicable requirements of law, including, without limitation, ERISA and the Internal Revenue Code of 1986, as amended (the "Code") and (ii) all of the Plans are in full force and effect as written, and all premiums, contributions and other payments required to be made by the Company under the terms of any Plan have been made or accrued.

(c) Except as set forth in Schedule 5.18(c), each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, its related trust is exempt from taxation under Section 501(a) of the Code, and a favorable determination letter has been issued by the Internal Revenue Service with respect to each such qualified Plan. No Plan is funded through a "voluntary employees' beneficiary association," as defined in Section 501(c) (9) of the Code. No Plan is a "multiple employer plan" (within the meaning of Section 413 of the Code).

(d) Except as set forth in Schedule 5.18(d), all required installments, within the meaning of Section 412(m) of the Code, required to be made by the Company before the Closing Date with respect to each Plan will have been paid prior to the Closing Date. No Plan has incurred any "accumulated funding deficiency" (whether or not waived) as that term is defined in Section 412 of the Code or
Section 302 of ERISA. With respect to each Plan that is subject to Title TV of
ERISA: (i) As of the date hereof and on the Closing Date, the present value of all benefit liabilities (as defined in Section 4001 (a) (16) of ERISA) will not exceed the then current fair market value of the assets of such a plan (determined by using the actuarial assumptions used for the most recent actuarial valuation)

(e) Except as set forth in Schedule 5.18(e), there are no "multiemployer plans" (as defined in Section 3(37) of ERISA) to which the Company or any other trade or business under common control with the Company (within the meaning of Section 414(b) or (c) of the Code) (an "ERISA Affiliate") is, or at any time within the six-year period ending on the date hereof, has been required to make a contribution or other payment.

(f) Except as set forth in Schedule 5.18(f), no "pension plan," as defined in
Section 3(2) of ERISA, maintained by the Company or any entity which was at the time an ERISA Affiliate has been terminated since September 1, 1974, in a termination which results in any liability under Title IV of ERISA which has not been fully satisfied. Except as indicated in Schedule 5.18(f), none of the Plans that are subject to Title IV of ERISA has been partially terminated or has been the subject of a "reportable event" as defined in Section 4043 of ERISA (other than events for which the 30-day notice period has been waived). No proceedings by the Pension Benefit Guaranty Corporation (the "PBGC") to terminate any of the Plans pursuant to Subtitle C of Title IV of ERISA have been instituted or threatened. All required premiums have been paid to the PBGC with respect to all Plans.

(g) There has been no non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA) with respect to any Plan.

(h) Except as set forth in Schedule 5.18(h), or as otherwise disclosed on the Financial Statements, the Company does not maintain any Plan providing post-retirement benefits other than pension benefits provided under the Plans qualified under Section 401(a) of the Code ("Post-Retirement Benefits"). The Company is not liable for Post-Retirement Benefits under any plan not maintained by the Company. The Company has complied in all material respects with the requirements of Section 4980B of the Code and Sections 601 to 608 of ERISA relating to continuation coverage for group health plans.

(i) No event has occurred and there exists no circumstances under which the Company could incur liability under ERISA, the Code or otherwise (other than routine claims for benefits). There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Seller, threatened, with respect to any Plan or against the assets of any Plan.

(j) The consummation of the transactions contemplated by this Agreement will not
(i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any individual, or (iii) result in the payment of an amount subject to the deduction limitations of Section 280G or 162(m) of the Code.

(k) There are no trades or businesses (whether or not incorporated) under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

(i) The Company has not incurred any liability or obligation under WARN or any similar state law.

5.19. Customers and Suppliers. Schedule 5.19 sets forth a complete and correct list of (a) all customers (listed by account and sorted by size) during the Company's last full fiscal year; (b) the suppliers by dollar volume of the Company and the aggregate dollar volume of purchases by the Company from such suppliers for such fiscal year; (c) all distributors of any Products; and (d) all representatives of the Company with respect to the business of the Company. Except as set forth in Schedule 5.19, to the best knowledge of the Principal Shareholders and the company, none of the customers and suppliers of the Company, distributors of the Company's products or representatives of the Company has or intends to terminate or change significantly its relationship with the Company.

5.20. Insurance. Schedule 5.20 hereto sets forth a correct and complete list of all current primary, excess and umbrella policies of insurance owned or held by or on behalf of or providing insurance coverage to the Company and all such policies are in full force and effect. With respect to all insurance policies providing insurance coverage to the Company no premiums are in arrears, no notice of cancellation or termination has been received with respect to any such policy, other than notices of cancellation or termination routinely sent at the end of a policy term, and all such insurance policies are valid, outstanding, collectible and enforceable policies. The insurance coverage of the Company is adequate and sufficient to cover claims in the ordinary course of business beyond applicable deductibles. The Company has not been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to the operations of the Company, by any insurance carrier to which it has applied for any such insurance or with which they have carried insurance during the last three years. All such insurance relating to the business and operations of the Company will be held by the Company on the Closing.

5.21. Labor Matters.

(a) Schedule 5.21(a) lists all of the Company's employees on the Closing Date, together with each such employee's salary. Except as set forth in Schedule 5.21(a): (i) the Company is not a party to any outstanding employment or consulting agreements or contracts with officers or employees of the Company that are not terminable at will, or that provide for the payment of any bonus or commission; (ii) the Company is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of the Company (other than as required by law); (iii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to employees of the Company nor do either the Principal Shareholders or the Company know of any activities or proceedings of any labor union to organize any such employees currently taking place or planned or that have occurred within the last three years. The Company has furnished to Hampshire complete and correct copies of all such agreements (the "Employment and Labor Agreements"). The Company has not breached or otherwise failed to comply with any provisions of any Employment or Labor Agreement, and there are no grievances outstanding thereunder.

(b) Except as set forth in Schedule 5.21(b): (i) the Company is in compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB"); (iii) there is no labor strike, material slow-down or material work stoppage or lockout pending or, to the best knowledge of Principal Shareholders, threatened against or affecting the business of the Company, and the Company has not experienced any strike, material slow down or material work stoppage, lockout or other collective labor action; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of the Company; (v) there are no charges with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (vi) neither the Principal Shareholders nor the Company have received notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company and no such investigation is in progress.

5.22. Products Liability.

(a) Except as set forth in Schedule 5.22: (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority, domestic or foreign, against or involving any Product, or class of claims or lawsuits involving the same or similar Product which is pending or threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product, or any alleged failure to warn, or from any breach of implied warranties or representations; (ii) there has not been any Occurrence (as defined below); and (iii) there has not been, nor is there under consideration or investigation by the Company, any Product rework, or retrofit (collectively, "Retrofits") conducted by or on behalf of the Company concerning any products manufactured, produced, distributed or sold by or on behalf of the Company.

(b) For purposes of this Section 5.22, the term "Occurrence" shall mean any accident, happening or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving any Product or any product distributed by or on behalf of the Company (including any parts or components), that is likely to result in a claim or loss.

5.23. Environmental Matters. The Company has obtained and maintained in effect all licenses, permits and other authorizations required under all federal, state, local and foreign statutes, regulations and ordinances and other requirements of governmental or regulatory authorities, all provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law, in each case relating to pollution or to the protection of the environment, health or safety (including, without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of or exposure to Hazardous Material) ("Environmental, Health or Safety Laws") and is in compliance with all Environmental, Health or Safety Laws and with all such licenses, permits and authorizations. Neither the Principal Shareholders nor the Company have performed or suffered any act which could give rise to, or has otherwise incurred, liability to any Person (governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. or any other Environmental, Health or Safety Laws, nor have the Principal Shareholders or the Company received notice of any such liability or any claim therefor or submitted notice pursuant to section 103 of such Act to any governmental agency with respect to any of the Company's operations or assets. Neither the Principal Shareholders nor the Company are subject to, or the subject of, any investigation by, enforcement order from or consent agreement with, any governmental authority with respect to any Environmental, Health or Safety Laws. No Hazardous Material has been released, placed, dumped or otherwise come to be located on, at, beneath or near any property owned or leased by the Company or any surface waters or groundwaters thereon or thereunder. Except as set forth in Schedule 5.23, the Company does not own or operate, and has not owned or operated, an underground storage tank or land disposal unit nor is there or has there even been any underground storage tank or land disposal unit located on any property owned or leased by the Company.

5.24. Capitalization of the Company; Title to the Shares. The authorized capital stock of the Company consists of 1,000,000 shares of common stock, no par value per share. As of the Closing Date 61,125 of such shares were issued and outstanding (the "Shares"). The Shares are the only capital stock of the Company outstanding on the date of this Agreement. The Shares have been duly authorized and validly issued by the Company and all of the Shares are fully paid and non-assessable. There are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any of the Shares or any unissued or treasury shares of capital stock of the Company. Except for the 784, 554, 467, 406, 171, and 63 shares of common stock of the Company (the "Minority Shares") owned by The Greater Winona Area Community Foundation, Inc., Everett J. Mueller, Rich A. Christenson, Kevin J. Mahoney, Ken Deml, Richard Wantock (collectively, the "Minority Shareholders"), respectively the Principal Shareholders have, in the aggregate, valid and marketable title to all of the Shares, free and clear of any liens, claims, charges, security interests or other legal or equitable encumbrances, limitations or restrictions. Except as set forth on Schedule 5.24, the Minority Shareholders have, in the aggregate, valid and marketable title to the Minority Shares, free and clear of any liens, claims, charges, security interests or other legal or equitable encumbrances, limitations or restrictions.

5.25. Real Property.

(a) Pete Woodworth has good, marketable and insurable fee title to the La Crescent Property, free and clear of all Liens other than the La Crescent Mortgages. Leslie R. Woodworth, Phyllis Woodworth and John F. Woodworth have good, marketable and insurable fee title to the Main Plant Property, free and clear of all Liens. Pete Woodworth has good, marketable and insurable fee title to the Outlying Building Property, free and clear of all Liens other than the Chatfield Mortgage. Komar Properties, Inc. is the landlord with respect to the lease of the Berwick Property. The Company owns no real property.

(b) Schedule 5.25 contains a list of all leases, licenses, permits, subleases, and occupancy agreements, together with any amendments thereto (the "Leases"), with respect to (i) all real property leased or subleased by the Company (individually, a "Leased Property" and, collectively, the "Leased Properties"). True, complete and accurate copies of the Leases have been delivered to Hampshire, and each of such Leases is in full force and effect without modification or amendment from the form delivered. The Company has a valid leasehold interest in each Leased Property pursuant to the corresponding Lease. No option has been exercised under any Lease, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to Hampshire with the corresponding Lease. Except as set forth on Schedule 5.25, no Leased Property is subject to any right or option of any other person, firm, corporation or other entity to purchase or otherwise obtain title to such property. Neither the Company nor, to the Company's knowledge, any of the other parties to the Leases, is in default under any of the Leases, and no amount due under the Leases remains unpaid, no material controversy, claim, dispute or disagreement exists between the parties to the Leases, and to the Company's knowledge, no event has occurred which with the giving of notice or with the passage of time, or both, would constitute a default thereunder.

(c) No eminent domain, condemnation, incorporation, annexation or moratorium or similar proceeding has been commenced or, to the Company's knowledge, threatened by an authority having the power of eminent domain to condemn any part of any Leased Property or any improvements thereon.

(d) There is no violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting any Leased Property. No Leased Property is located in an area that has been identified as having special flood hazards.

(e) To The Company's nor the Principal Shareholders' knowledge, there are no proposed reassessments of any Leased Property by any taxing authority and there are no threatened or pending special assessments or other actions or proceedings.

(f) Each Leased Property is an independent unit which does not rely on any facilities located on any property which is not a Leased Property.

(g) The improvements at the Leased Properties are in good condition and repair, ordinary wear and tear excepted and have not suffered any casualty or other material damage which has not been repaired in all material respects. Except with respect to the Berwick Property there is no material latent or patent structural, mechanical or other significant defect, soil condition or deficiency in the improvements located on any Leased Property. To the Company's nor the Principal Shareholders' knowledge, there is no material latent or patent structural, mechanical or other significant defect, soil condition or deficiency in the improvements located on the Berwick Property.

(h) The Company has not received any notice of any violation of any applicable building, zoning, land use or other similar statutes, laws, ordinances, regulations, permits or other requirements, including, without limitation, the Americans with Disabilities Act, in respect of any Leased Property and no such violations exist. The Company has no knowledge and has not received any notice of any pending or contemplated rezoning proceeding affecting any Leased Property.

(i) The Company has no notice of any defects or inadequacies in any Leased Property which, if not corrected, would result in termination of any insurance coverage therefore or an increase in the cost thereof.

(j) The Company has not received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for any Leased Property.

(k) The Company has paid all brokerage and finders fees and commissions due with respect to any Leased Property.

(1) Each New Lease has been duly and validly executed and constitutes the valid and binding obligation of the landlord under such New Lease in accordance with its terms.

(m) The execution and delivery of the New Leases by the landlords thereunder, and the performance by such parties of their obligations thereunder will in no way conflict or violate any provision of the organizational documents of such landlords, if any, or conflict with or violate any provisions of, or result in a default or acceleration of any obligation under, any mortgage, lease, contract, agreement, indenture, or other instrument or undertaking, of which such counsel has knowledge, or any order decree or judgment, of which such counsel has knowledge, to which such parties are a party or by which any of them or their property (including any Leased Property) is bound.

(n) Each memorandum of lease and non-disturbance and attornment agreement being delivered pursuant to Section 8.5 is in appropriate form for recording in the appropriate land records.

(o) Except as set forth in Schedule 5.25(o), no transfer or other taxes are due to any Government in connection with the execution of any New Lease or the execution or recording of any memorandum of lease in connection therewith and any such taxes shall have been paid by the Company prior to the Closing Date.

5.26. Net Assets. The Company's net assets after giving effect to the acquisition of the assets of Berwick Knitting Mills, Inc. (excluding any intangible assets other than $50,000 in Berwick Goodwill), were as of the Purchase Date equal to or greater than $4,413,000.

5.27. Accuracy of Information. None of the Principal Shareholders' or the Company's representations, warranties or statements contained in this Agreement, or in the exhibits hereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading. All information that is known or would on reasonable inquiry be known to the Principal Shareholders or the Company and that may be material to Hampshire has been disclosed in writing to Hampshire and identified as being delivered pursuant to this Section 5.27 and any such information arising on or before the Closing Date will forthwith be disclosed in writing to Hampshire.

6. REPRESENTATIONS AND WARRANTIES OF HAMPSHIRE.

Hampshire represents and warrants to the Principal Shareholders and the Company as follows:

6.1. Organization and Standing. Hampshire is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2. Authority. Hampshire has full corporate power and authority to execute and (except for compliance with Rule 14c-2 promulgated under the Exchange Act) perform in accordance with this Agreement, and this Agreement constitutes a valid and binding obligation of Hampshire. This Agreement and all transactions contemplated hereby have been duly authorized by all requisite corporate authority and all corporate proceedings required to be taken by Hampshire (except for compliance with Rule 14c-2 promulgated under the Exchange Act) to authorize it to carry out this Agreement and the transactions contemplated hereby have been duly and properly taken. The execution and delivery of this Agreement and the performance by Hampshire of its obligations hereunder will not conflict with or violate any provision of Hampshire's Certificate of Incorporation or By-Laws or conflict with or violate any provisions of, or result in a default or acceleration of any obligation under, any mortgage, lease, contract, agreement, indenture, or other instrument or undertaking or any order, decree or judgment to which Hampshire is a party or by which it or its property is bound.

6.3. Consents and Approvals. No characteristic of Hampshire or of the nature of its business or operations requires any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or other Person in connection with the execution and delivery of this Agreement by Hampshire and the consummation of Hampshire's obligations contemplated hereby.

7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

7.1. Survival of Representations and Warranties. The representations and warranties made in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement and any investigation made by any party prior to the Closing Date and shall expire upon expiration of the applicable statute of limitations in respect of all matters; provided, however, that the representations and warranties contained in Sections 5.8 and 5.23 shall survive indefinitely. No claim or action for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration of such representation or warranty pursuant to the preceding sentence except for claims made in writing prior to such expiration or actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or at equity, regardless of any disclosure to, or investigation made by or on behalf of, such party on or before the Closing Date.

7.2. Indemnification.

(a) The Principal Shareholders jointly and severally will (i) indemnify and hold harmless Hampshire from and against any and all losses, damages, liabilities, costs and claims arising out of, based upon or resulting from (x) any inaccuracy of any representation or warranty of the Principal Shareholders or the Company which is contained in or made pursuant to this Agreement or (y) any breach by the Principal Shareholders or the Company of any of its agreements, covenants or obligations contained in or made pursuant to this Agreement, and (ii) reimburse Hampshire for any and all fees, costs and expenses of any kind related thereto (including, without limitation, any and all Legal Expenses); provided, however, that in no event shall the Principal Shareholders be required to pay to Hampshire pursuant to this Section 7.2(a) an aggregate amount that exceeds the value of all common stock and all preferred stock of Hampshire received and to be received by the Principal Shareholders pursuant to this Agreement, including without limitation all Contingent Shares and all shares delivered or to be delivered pursuant to Section 3.5 hereof. As used in this Section 7, "Legal Expenses" of a Person shall mean any and all reasonable out-of-pocket fees, costs and expenses of any kind incurred by such Person and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim of a third party or governmental entity.

(b) Hampshire will (i) indemnify and hold harmless the Principal Shareholders from and against any and all losses, damages, liabilities, costs and claims (x) arising out of, based upon or resulting from any inaccuracy of any representation or warranty of Hampshire which is contained in or made pursuant to this Agreement or (y) arising out of, based upon or resulting from any breach by Hampshire of any of its agreements, covenants or obligations contained in or made pursuant to this Agreement and (ii) reimburse the Principal Shareholders for any and all fees, costs and expenses of any kind related thereto (including, without limitation, any and all Legal Expenses)

(c) Promptly after receipt by any person entitled to indemnification under this
Section 7 (an "indemnified party") of notice of the commencement of any action in respect of which the indemnified party will seek indemnification hereunder, the indemnified party shall notify the person that is obligated to provide such indemnification (the "indemnifying party") thereof in writing, but any failure to so notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party unless the indemnified party shall be materially prejudiced by such failure.

(d) Neither the Principal Shareholders or Hampshire shall be required to indemnify the other for any liability arising from the treatment of the Merger as other than a tax-free reorganization within the meaning of Section 368(a) of the Code.

(e) Any payments required to be made by the Principal Shareholders pursuant to this Section 7.2 may be deducted by Hampshire from: (i) payments due the Principal Shareholders under the Hampshire Notes; (ii) the Contingent Payment(s); (iii) the Hampshire Shares; (iv) the Convertible Preferred Stock and
(v) the salary, bonus and dividends payable to Pete Woodworth by Hampshire Designers, Inc. or any affiliate of Hampshire pursuant to that certain Employment Agreement between Pete Woodworth and Hampshire Designers, Inc. or an affiliate of Hampshire (as described below); provided, however, that, without limiting Hampshire's right to be indemnified, any deductions made pursuant to this Section 7.2(e) shall be made first, in equal proportion, from the sources listed in clause (i)-(iv) to the extent such sources are available.

8. DELIVERIES AT CLOSING.

The obligations of the parties hereto to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions:

8.1. Hampshire Resolutions. Hampshire shall have delivered to the Principal Shareholders and the Company copies of the resolutions of the Board of Directors of Hampshire authorizing the transactions contemplated herein, with such resolutions to be certified to be true and correct by their respective Secretaries.

8.2. Opinion of Hampshire's Counsel. Hampshire shall have delivered to the Principal Shareholders and the Company at the Closing an opinion of Willkie Farr & Gallagher dated the Closing Date, to the effect that according to its knowledge:

          (i) Hampshire is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (ii) Hampshire has full corporate power and authority to engage in the transactions contemplated by the Agreement;

          (iii) All corporate proceedings required to be taken by Hampshire to authorize it to carry out this Agreement and the transactions contemplated herein have been duly and properly taken, and this Agreement constitutes a valid and binding obligation of Hampshire in accordance with its terms; and

          (iv) The execution and delivery of this Agreement and the performance by Hampshire of its obligations hereunder, will in no way conflict with or violate any provision of Hampshire's Certificate of Incorporation or By-Laws or conflict with or violate any provision of, or result in a default or acceleration of any obligation under, any mortgage, lease, contract, agreement, indenture, or other instrument or undertaking, of which such counsel has knowledge, or any order, decree or judgment, of which such counsel has knowledge, to which the Principal Shareholders or the Company is a party or by which either of them or their property is bound.

8.3. Opinion of the Company's and the Principal Shareholders' Counsel. The Company and the Principal Shareholders shall have delivered to Hampshire at the Closing an opinion of Ronald W. Benson, Esq. dated the Closing Date, to the effect that:

               (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota;

               (ii) The Company has full power and authority to engage in the transactions contemplated by the Agreement;

               (iii) All corporate proceedings required to be taken by the Company to authorize it to carry out this Agreement and the transactions contemplated herein have been duly and properly taken, and this Agreement has been duly and validly executed and constitutes the valid and binding obligation of the Principal Shareholders and the Company in accordance with its terms;

               (iv) The execution and delivery of this Agreement, and the performance by the Principal Shareholders and the Company of their obligations hereunder will in no way conflict or violate any provision of the Company's Certificate of Incorporation or its By-Laws or conflict with or violate any provisions of, or result in a default or acceleration of any obligation under, any mortgage, lease, contract, agreement, indenture, or other instrument or undertaking, of which such counsel has knowledge, or any order decree or judgment, of which such counsel has knowledge, to which the Principal Shareholders or the Company are a party or by which any of them or their property, (including any Leased Property) is bound;

               (v) Each New Lease has been duly and validly executed and constitutes the valid and binding obligation of the landlord under such New Lease in accordance with its terms;

               (vi) Each memorandum of leases and non-disturbance and attornment agreement being delivered pursuant to Section 8.5 is in appropriate form for recording in the appropriate land records.

               (vii) Except as set forth on Schedule 5.25(o), no transfer or other taxes are due to any Government in connection with the execution of any New Lease or the execution or recording of any memorandum of lease in connection therewith and that any such taxes shall have been paid by the Company prior to the Closing Date.

               (viii) Pete Woodworth has good, marketable and insurable fee title to the La Crescent Property, free and clear of all Liens other than the La Crescent Mortgages. Leslie R. Woodworth, Phyllis Woodworth, and John F. Woodworth have good, marketable and insurable fee title to the Main Plant Property, free and clear of all Liens. Pete Woodworth has good, marketable and insurable fee title to the Outlying Building Property, free and clear of all Liens other than the Chatfield Mortgage.

8.4. Company Resolutions. The Company shall have delivered to Hampshire copies of the resolutions of the Board of Directors of the Company authorizing the transactions contemplated herein, with such resolutions to be certified to be true and correct by its Secretary.

8.5. Representations and Warranties of the Principal Shareholders and Hampshire True at Closing. All representations and warranties made by the Principal Shareholders and Hampshire in this Agreement shall be true and correct on and as of the Closing Date as if again made by the Principal Shareholders and Hampshire, as the case may be, on and as of such date, and the Principal Shareholders and Hampshire shall have received from each other a certificate dated the Closing Date and signed by the Principal Shareholders and Hampshire, as the case may be, to that effect.

8.6. Principal Shareholders' and Hampshire's Compliance with Agreement. The Principal Shareholders and Hampshire shall have performed all obligations required under this Agreement to be performed by the Principal Shareholders and Hampshire, as the case may be, on or before the Closing Date, and the Principal Shareholders and Hampshire shall have received a certificate from each other dated the Closing Date and signed by the Principal Shareholders and Hampshire, as the case may be, to that effect.

8.7. Leases.

On or prior to the Closing date, the Company shall deliver to Hampshire:

               (i) A termination agreement in form and substance acceptable to Hampshire terminating the Leases relating to the Main Plant Property, the Outlying Building Property and the La Crescent Property.

               (ii) A new lease substantially in the form attached hereto as Exhibit H for the Main Building Property, and new leases in the forms attached hereto as Exhibit I and Exhibit J for the Outlying Building Property and the La Crescent Property, respectively, executed by the respective fee owners of such properties, as lessor and Hampshire or an affiliate thereof, as lessee, granting to Hampshire or an affiliate thereof valid and insurable leasehold interests in such properties (collectively, the "New Leases"), together with a Memorandum of Lease with respect to each such New Lease and the Lease for the Berwick Property in the forms attached as Exhibit K hereto.

               (iii) An estoppel certificate from the landlord under the Lease relating to the Berwick Property certifying that such Lease is in full force and effect; that, to such party's knowledge, there are no defaults under such Lease by either party thereto; and the date to which rent under such Lease has been paid.

               (iv) Non-disturbance and attornment agreements from the holders of the La Crescent Mortgage and the Chatfield Mortgage in the form attached hereto as Exhibit L providing with respect to each New Lease and the Lease for the Berwick Property that, among other things, for so long as Hampshire or an affiliate thereof shall not be in default beyond applicable notice and grace periods under such New Lease or Lease, Hampshire's or its affiliates possession shall not in any way be disturbed or cut off.

9. MISCELLANEOUS.

9.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that Hampshire may assign its rights hereunder to an affiliate but such an assignment will not relieve it of its obligations; and provided, further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Company or the Principal Shareholders hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

9.2. Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

9.3. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby.

9.4. Broker's and Finder's Fees. Except for Hampshire's dealings with John Bessone, whose fee is to be paid by Hampshire, each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as it knows, no other broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

9.5. Hampshire's Distribution of Information Statement. As soon as practicable after the execution of this Agreement, Hampshire shall, pursuant to Rule 14c-2 of Regulation 14C of the Securities and Exchange Act of 1934 (the "Exchange Act"), transmit a written information statement (the "Information Statement") containing the information specified in Schedule 14C of the Exchange Act to every security holder of Hampshire entitled to receipt of the Information Statement pursuant to Rule 14c-2 of the Exchange Act.

9.6. Covenant Not To Compete.

(a) In addition to any covenant contained in the Employment Agreement, the Principal Shareholders agree that, for a period of three years after the Closing Date, neither of the Principal Shareholders shall, directly or indirectly, as sole proprietor, member of a partnership, or stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation:

                    (i) Solicit or accept business (i) from any clients or
               prospects of the Company or its other affiliates who were solicited directly by the Principal Shareholders or where the Principal Shareholders supervised, directly or indirectly, in whole or in part, the solicitation activities related to such clients or prospects or (ii) from any former client who was such within three years prior to such termination and who was solicited directly by the Principal Shareholders or where the Principal Shareholders supervised, directly or indirectly, in whole or in part, the solicitation activities related to such former client; or

                    (ii) Engage in the business of the type performed by the
               Company or its affiliates in the areas where the Company or its affiliates is conducting such business. As used in Section 9.6, "affiliate" shall mean any person, firm or corporation that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Hampshire, whether such control is through stock ownership, contract or otherwise;

(b) The Principal Shareholders agree that a monetary remedy for a breach of the agreement set forth in Section 9.6(a) hereof will be inadequate and impracticable and further agree that such a breach would cause Hampshire irreparable harm, and that Hampshire shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, the Principal Shareholders agree that Hampshire shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

(c) If any provision of this Section 9.5 is invalid in part, it shall be curtailed, both as to time and location, to the minimum extent required for its validity under the laws of the United States and shall be binding and enforceable with respect to the Principal Shareholders as so curtailed.

9.7. Non-Solicitation of Employees. Subject to the Employment Agreement, each of the Principal Shareholders agrees, for the three-year period commencing on the Closing Date, not to make, offer, solicit or induce to enter into, any written or oral arrangement, agreement or understanding regarding employment or retention as a consultant with any person who was, on the date hereof, a full-time employee of the Company, without the written consent of Hampshire.

9.8. Employment Agreement; Nomination to Board of Directors.

(a) Pete Woodworth and Hampshire agree that, on the Closing Date, each of Pete Woodworth and Hampshire Designers, Inc. or an affiliate thereof will execute and deliver the Employment Agreement in the form of the Employment Agreement attached hereto as Exhibit M (the "Employment Agreement) The Employment Agreement will set forth Pete Woodworth's employment responsibilities and obligations with respect to Hampshire Designers, Inc. or an affiliate thereof and SFK.

(b) If subsequent to the Closing Date, Pete Woodworth shall own 5% or more of the common stock of Hampshire, Hampshire agrees to nominate Pete Woodworth for election to Hampshire's Board of Directors and recommend to the Shareholders of the common stock of Hampshire that they vote their shares to effectuate such election.

9.9. Maintenance of Leased Properties. From the date hereof to the Closing Date, except as may be consented to in writing by Hampshire, or as otherwise expressly provided for in this Agreement, the Company shall (i) maintain, or cause to be maintained, each Leased Property in good condition and repair, reasonable wear and tear excepted and (ii) immediately upon receipt thereof, deliver to Hampshire any and all notices affecting any Leased Property received from any Government or Lien holder. Moreover, the Company shall not:

                         (i) permit, allow or suffer any Leased Property to be
                    subject to any additional Lien; or

                         (ii) enter into any Lease affecting any Leased
                    Property.

9.10. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

9.11. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given upon delivery, if delivered in person, or on the third business day after mailing, if mailed, by registered mail, postage prepaid, return receipt requested, as follows:

If to the Principal Shareholders or the Company:

Pete Woodworth The Winona
Knitting Mills, Inc.
902 East Second Street
Winona, Minnesota 55987

Copy to:
Ron Benson, Esq.
Benson & Merchlewitz
174 Main Street
Winona, Minnesota 55987

If to Hampshire:
Hampshire Group, Limited
Attn:    Charles W. Clayton
P.O. Box 2667
215 Commerce Boulevard
Anderson, South Carolina 29622

Copy to:
Willkie Farr & Gallagher
One Citicorp Center
153 East 53rd Street
New York, New York 10022
Attn:    Harvey Sperry, Esq.
Telecopy: (212) 752-2991

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

9.12. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

9.13. Public Announcements. The parties agree that after the signing of this Agreement, no party shall make any press release or public announcement concerning this transaction without the prior written approval of the other parties unless a press release or public announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the nondisclosing parties prior written notice and an opportunity to comment on the proposed disclosure.

9.14. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

9.15. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Principal Shareholders, the Company, Hampshire and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Principal Shareholders, the Company or Hampshire. No provision of this Agreement shall give any third persons any right of subrogation or action over or against the Principal Shareholders, the Company or Hampshire.

9.16. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the Principal Shareholders, the Company and Hampshire have caused this Agreement to be executed as of the day and year first written above.

HAMPSHIRE GROUP, LIMITED

By: /s/ Ludwig Kuttner
------------------------------

THE WINONA KNITTING MILLS, INC.

By:  /s/ Pete Woodworth
-----------------------------------
Pete Woodworth - President


Pete Woodworth

/s/ Pete Woodworth
------------------------------------

Joyce Woodworth

/s/ Joyce Woodworth
-------------------------------------

Approved:

THE WINONA KNITTING MILLS, INC.

By:  /s/ Leslie R. Woodworth
-------------------------------------
Name: Leslie R. Woodworth
Title:  Chairman